(m)(6)(ii)

AMENDED SCHEDULE A

Series

Voya Large Cap Value Fund

Voya Growth Opportunities Fund

Voya MidCap Opportunities Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund